Exhibit 10.4

EMPLOYMENT AGREEMENT

Joseph R. Wright, Jr.

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of August 20, 2004 (the “Effective Date”) by and between PanAmSat Corporation (the “Company”) and Joseph R. Wright, Jr. (the “Executive”).

WHEREAS, Constellation, LLC, a Delaware limited liability company (“Constellation”) and entities created by or affiliated with Carlyle Partners III Telecommunications, L.P. and Providence Equity Partners IV L.P. (together, the “Equity Sponsor Group”) have agreed to acquire substantially all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”);

WHEREAS, as of the Effective Date, the Company desired to employ Executive and to enter into an agreement embodying the terms of such employment and Executive desired to accept such employment and enter into such an agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Term of Employment.  Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company, and any of its subsidiaries that the Board of Directors of the Company (the “Board”) shall designate (collectively, the “Employer”) for a period commencing on the Effective Date and ending on the first anniversary thereof (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement.  Following the Initial Term, the Agreement shall automatically be renewed for additional terms of one year on each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, together, the “Employment Term”), subject to Section 7 of this Agreement, unless the Company gives the Executive written notice of non-renewal at least sixty (60) days prior to such anniversary.  Any such written notice of non-renewal shall be deemed to constitute a termination by the Employer without Cause under Section 7(c) of this Agreement.

2.                                       Position.

a.                                       During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company and its subsidiaries.  The Executive shall report to the Board.  In such position, Executive shall have such duties and authority as determined by the Board and commensurate with the position of chief executive officer of a company of similar size and nature.

b.                                      During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from continuing to serve on any board of directors or trustees, advisory board or government commission which is listed on Schedule A, attached hereto, or, subject to the prior approval of the Board, from accepting appointment to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3.                                       Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $685,000, payable in substantially equal periodic payments in accordance with the Company’s practices for other executive employees, as such practices may be determined from time to time.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.                                       Annual Bonus.  During the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”), with a target bonus amount equal to 100% of Executive’s Base Salary (the “Target Bonus”) upon the Company’s achievement of performance targets, pursuant to the terms of an incentive compensation plan, established by the Board (the “Incentive Plan”), after consultation with Executive about such targets, which, for 2004, shall be based upon the existing performance targets established by the Company in connection with its existing plan, as equitably adjusted to exclude extraordinary expenses associated with the Company’s transactions with Constellation.  All Annual Bonus amounts shall otherwise be paid in accordance with the Company’s annual incentive plan or policy.  For purposes of 2004, Executive’s Annual Bonus shall be determined and paid without pro-ration at such time as bonuses in respect of 2004, if any, are determined and paid.

5.                                       Employee Benefits; Business Expenses.

a.                                       Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit and retirement plans (the “Company Plans”) as in effect from time to time as determined by the Board, which provide certain benefits (collectively the “Employee Benefits”) to Executive on a basis commensurate with Executive’s position with the Company.

b.                                      D&O Insurance.  During any time period in which the Company maintains directors’ and officers’ liability insurance, the Company shall also obtain for “tail” insurance coverage providing, for a period of not less than six (6) years following the date of Executive’s termination of employment hereunder, directors’ and officers liability coverage with respect to claims arising from facts or events that occurred prior to such date.

c.                                       Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies.

6.                                       Equity Participation.  Executive’s equity participation in the Company has been documented pursuant to the 2004 Stock Option Plan for Key Employees of the

Company and its Subsidiaries and in a Management Stockholders’ Agreement, Stock Option Agreement, Rollover Agreement, Subscription Agreement and Sale Participation Agreement, each as executed by the Executive, the Company, and its shareholders, as applicable (such documents, collectively, the “Equity Documents”).  The Company and Executive each acknowledges that the terms and conditions of the aforementioned documents govern Executive’s acquisition, holding, sale or other disposition of Executive’s equity in the Company, and Executive’s and the Company’s rights with respect thereto.

7.                                       Termination.  Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Employer at least 60 days advance written notice of any resignation of Executive’s employment.  In the event that the Company terminates Executive’s employment in accordance with the foregoing sentence the Company may, in its sole discretion, prohibit Executive from entering the premises of the Company for all or any portion of the period after giving him notice of such termination.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Employer; provided, however, that nothing contained in this Section 7 shall diminish Executive’s rights with respect to the Equity Documents, which shall continue to govern Executive’s equity holdings following any termination in accordance therewith.

a.                                       By the Employer For Cause or By Executive Resignation Without Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Employer for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason; provided that Executive will be required to give the Employer at least 60 days advance written notice of such resignation.

(ii)  For purposes of this Agreement, “Cause” shall mean (A) willful and continued failure to perform his material duties with respect to the Employer or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to the Executive by the Employer (the “Cure Period”); (B) the willful or intentional engaging by the Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Equity Sponsor Group; (C) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or (D) a material breach of this Agreement, Executive’s management stockholders’ or other agreements, if any, including, without limitation, engaging in any action in breach of the restrictive covenants set forth herein or therein, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured); provided that in connection with any termination for Cause, the Executive shall be given a statement of the specific reasons constituting the grounds for termination for Cause and shall have the right to appear before the Board (with counsel) to respond to allegations of any actions allegedly constituting “Cause” prior to any termination by the Board for Cause becoming effective.

(iii)  If Executive’s employment is terminated by the Employer for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)                              the Base Salary through the date of termination;

(B)                                any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)                                all accrued but unused vacation through the date of termination;

(D)                               reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(E)                                 such Employee Benefits, if any, as to which Executive may be entitled under the applicable Company Plans upon termination of employment hereunder, (the payments and benefits described clauses (A) through (E) hereof being referred to, collectively, as the “Accrued Rights”).

Following such termination of Executive’s employment by the Employer for Cause or resignation by Executive, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.                                      Disability or Death.

(i)  Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Employer if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Employer cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Employer.  If Executive and the Employer cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Employer and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be), within fifteen (15) days thereafter shall be entitled to receive:

(A)                              the Accrued Rights; and

(B)                                a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to the Incentive Plan in such year.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.                                       By the Employer Without Cause or by Executive Resignation for Good Reason.

(i)  Executive’s employment hereunder may be terminated (A) by the Employer without Cause (which shall not include Executive’s termination of employment due to his Disability) or (B) by Executive for Good Reason (as defined below).

(ii)  For purposes of this Agreement, “Good Reason” shall mean (i) a reduction in the Executive’s base salary or annual incentive compensation (other than a general reduction in base salary that affects all members of senior management in substantially the same proportions, provided that the Executive’s base salary is not reduced by more than 10%, and provided further that in no event shall the Executive’s base salary be less than $616,500); (ii) a substantial reduction in the Executive’s duties and responsibilities, which shall be deemed to occur, without limiting the generality of the foregoing, if the (A) Company removes the Executive’s title of Chief Executive Officer or changes the Executive’s position such that the Executive no longer serves as Chief Executive Officer of the Company, (B) Executive is removed from the Board (so long as there is no public market for shares of the Company), or (C) Executive is not nominated for election to the Board for any years after there is a public market for shares of the Company, so long as such nomination or election would not, in the reasonable judgment of the Board, contravene any prohibitions or guidelines for good governance under applicable law or the rules of any stock exchange or body to those jurisdiction the Company is subject; or (iii) a transfer of the Executive’s primary workplace by more than fifty miles from his workplace as of the Effective Date, provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Employer written notice thereof prior to such date.

(iii)  If Executive’s employment is terminated by the Employer without Cause (other than by reason of death or Disability) or by Executive for Good Reason, subject to Executive’s execution of a release of all claims against the Employer, Executive shall be entitled to receive:

(A)                              the Accrued Rights;

(B)                                subject to Executive’s continued compliance with the provisions of Sections 8 and 9, payment in substantially equal installments of an amount equal to two and one half times the sum of (x) Executive’s then Base Salary and (y) the greater of Executive’s then Target Bonus or the most recent actual bonus paid, payable over the eighteen (18) month period following the date of such termination; provided, however, that the aggregate amount described in this subsection (B) shall be reduced by the present value of any other cash severance or other similar cash termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates and any amounts owed by Executive to the Company and any amounts for any loans, or funds advanced, to, Executive; and

(C)                                continuation of health and insurance benefits (pursuant to the same benefit plans as in effect for active employees of the Company) until the earlier to occur of the end of the thirty (30) month period following the date of such termination (the “Severance Period”) and the date on which Executive becomes eligible to receive comparable health and insurance benefits from any subsequent employer.

Following Executive’s termination of employment by the Employer without Cause (other than by reason of Executive’s death or Disability) or Executive for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.                                      Notice of Termination.  Any purported termination of employment by the Employer or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e.                                       Board/Committee Resignation; Execution of Release of all Claims.

(i)  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.

(ii)  Upon termination of Executive’s employment for any reason, Executive agrees to execute a release of all claims against the Company, its Subsidiaries, affiliates, shareholders, directors, officers, employees, and agents, substantially in the form attached hereto as Exhibit 1.  Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive’s employment for any reason, Executive shall not receive any payments or benefits to which he may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) (A) if Executive revokes such release or (B) until eight (8) days after the date Executive signs such release (or until such other date as applicable law may provide that Executive cannot revoke such release).

8.                                       Non-Competition.

a.                                       Executive acknowledges and recognizes the highly competitive nature of the businesses of the Employer and its affiliates and accordingly agrees as follows:

(i)  During the Employment Term and, for a period of eighteen (18) months following the date Executive ceases to be employed by the Employer (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Employer, the business of any customer or prospective customer:

(A)                              with whom Executive had personal contact or dealings on behalf of the Employer during the one-year period preceding Executive’s termination of employment;

(B)                                with whom employees reporting to Executive have had personal contact or dealings on behalf of the Employer during the one year immediately preceding Executive’s termination of employment; or

(C)                                for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(ii)  During the Restricted Period, Executive will not directly or indirectly:

(A)                              engage in any business that directly or indirectly competes with the business of the Company in, 1) the sale or lease of, or the provision of satellite services via transponder capacity on satellites operating in geostationary earth orbit; or 2) the provision of telemetry, tracking and control services for such satellites and for other satellites operating in geostationary earth orbit (a “Competitive Business”);

(B)                                enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business, provided that the foregoing shall not prevent you from being employed by such a competing entity at a non-competing portion of the entity or the related entities (and owning stock in the competing entity as a result of a compensation plan), or being employed by any investment, commercial or merchant banking organization;

(C)                                acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)                               interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Employer or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Employer or its affiliates.

(iii)  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Employer or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv)  During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)                              solicit or encourage any employee of the Employer or its affiliates to leave the employment of the Employer or its affiliates; or

(B)                                hire any such employee who was employed by the Employer or its affiliates as of the date of Executive’s termination of employment with the Employer or who left the employment of the Employer or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Employer.

(v)  During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Employer or its affiliates any consultant then under contract with the Employer or its affiliates.

b.                                      It is expressly understood and agreed that although Executive and the Employer consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.                                       Confidentiality.

a.                                       Executive will not at any time (whether during or after Executive’s employment with the Employer) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Employer (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Employer, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Employer on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

b.                                      “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Employer of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Employer to obtain a protective order or similar treatment.

c.                                       Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

d.                                      Upon termination of Executive’s employment with the Employer for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by the Employer, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Employer, at the Employer’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Employer property) that contain Confidential Information or otherwise relate to the business of the Employer, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Employer regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

e.                                       Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Employer any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Employer and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant written policies and guidelines of the Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Employer may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

f.                                         The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10.                                 Specific Performance.  Executive acknowledges and agrees that the Employer’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Employer would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employer, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.                                 Arbitration.  Except as provided in Section 10, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Such arbitration process shall take place in New York, New York.  A court of competent jurisdiction may enter judgment upon the arbitrator’s award.  All costs and expenses of arbitration (including fees and disbursements of counsel) with respect to issues arising under this Agreement (but not with respect to any issues relating to any of the Equity Documents) shall be borne by the Company, regardless of the outcome, unless the arbitrator finally determines that, in any such action, Executive did not act in good faith in initiating or pursuing such action.  With respect to any arbitration arising out of or in connection with the Equity Documents, all costs and expenses shall be borne by the respective party incurring such costs and expenses.

12.                                 Miscellaneous.

a.                                       Legal Fees.  The Company shall reimburse the reasonable legal fees and expenses of Willkie Farr & Gallagher LLP that Executive incurs that relate to the negotiation of this Agreement and the Equity Documents prior to the execution thereof.  The Company shall not reimburse Executive for any other legal fees or expenses, except as otherwise provided for in Section 11 of this Agreement.

b.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof.

c.                                       Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Employer.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

d.                                      No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

e.                                       Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

f.                                         Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’ s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive’s estate.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Employer to a person or entity which is an affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Employer.  Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity.

g.                                      Set Off; Mitigation.  The Employer’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, other than amounts loaned or advanced to Executive by the Company or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

h.                                      Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries, Subsidiaries, and the Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees.  Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 12(g) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

i.                                          Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:

PanAmSat Corporation

20 Westport Road
Wilton, CT 06897

Attention:                                         James W. Cuminale, Esq.

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:                                         Alvin H. Brown, Esq.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Employer.

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:                                         Jack H. Nusbaum, Esq.

j.                                          Executive Representation.  Executive hereby represents to the Employer that the execution and delivery of this Agreement by Executive and the Employer and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k.                                       Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Employer and/or its affiliates regarding the terms and conditions of Executive’s employment with the Employer and/or its affiliates; provided, however, that the Equity Documents shall govern the terms and conditions of Executive’s equity holdings in the Company.

l.                                          Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  The Company shall pay all reasonable out of pocket expenses actually incurred by Executive to provide such cooperation.  This provision shall survive any termination of this Agreement.

m.                                    Withholding Taxes.  The Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n.                                      Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

o.                                      Excise Taxes.

(i)  Any amount payable to the Executive pursuant to this Agreement or any other agreement referred to herein that is deemed to constitute a Parachute Payment (which, for this purpose, shall mean any payment deemed to constitute a “Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code or any successor statute or regulation, shall (so long as the Company has no publicly-traded equity securities) be subject to the approval of the Employer’s shareholders as of the date hereof who owned, as of the date hereof, more than 75% of the voting power of all outstanding stock of the Employer, determined and obtained in a manner consistent with the methodology described in proposed Treasury Regulation Section 1.280G-1.

(ii)  If notwithstanding the approval referred to in clause (i) above, Executive is subject to excise taxes under Section 4999 of the Internal Revenue Code, then he shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after Executive pays all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and excise taxes imposed upon the Gross-Up Payment, Executive shall retain an amount of the Gross-Up Payment equal to the excise taxes imposed.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PANAMSAT CORPORATION:			EXECUTIVE:

By:	/s/ James W. Cuminale		/s/ Joseph R. Wright
	Name:	James W. Cuminale	Joseph R. Wright, Jr.
	Title:	Executive Vice President &
General Counsel

Schedule A

Joseph R. Wright, Jr.

Board Memberships/Affiliations as of July 2004

COMPANY		STATUS	MTG. SCHEDULE

AT&T Government Solutions		Resigning	Quarterly
•	Member of the Advisory Board

Barington Capital and Affiliates		Ongoing	Semi-Annual
•	Chairman of the Advisory Board
•	Investor

Jefferson Consulting Group		Ongoing	None
•	Vice Chairman
•	Owner/Investor

Kroll Worldwide		Resigning	Quarterly
•	Board Member

Proxim		Resigning	Quarterly
•	Board Member
•	Audit Committee Member
•	Nominating Committee Member
•	Corp Governance Committee Member

Terremark		Ongoing	Annual (in person)
•	Board Member		Quarterly (phone)

Titan		Ongoing	Quarterly
•	Board Member
•	Chairman of Corp Governance Committee
•	Chairman of Nominating Committee

Verso Technologies		Ongoing	Annual (in person)
•	Board Member		Quarterly (phone)
•	Audit Committee Member

Other Involvements:

•                  Council on Foreign Relations

•                  Council for Excellence in Government

•                  Committee for a Responsible Federal Budget

•                  Chief Executive Organization

•                  Economic Club of New York

•                  FCC Network Reliability and Interoperability Council

•                  President’s National Security Telecommunications Advisory Committee (NSTAC) – to be announced/verified July 2004

•                  Conservation International

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Exhibit 1

GENERAL RELEASE

Section 1.                                            Release

For and in consideration of the payment of the amounts and the provision of the benefits described that certain Employment Agreement dated as of August 20, 2004 by and between Joseph R. Wright, Jr. (the “Executive”) and PanAmSat Corporation (the “Company”) (the “Agreement”), the Executive hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and the Executive does hereby, fully and completely forever release the Company and its respective past, current and future affiliates, predecessors and successors and all of their respective past and/or present representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Executive or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to the Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this General Release is signed by the Executive.  Without limiting the generality of the foregoing, the Executive hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and the Executive does hereby, fully and completely forever release the Company Releasees and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities in connection with or in relationship to the Executive’s employment or other service relationship with the Company, the termination of any such employment or service relationship and any applicable employment or compensatory arrangement with the Company (including, without limitation, the Agreement), any exhibits attached thereto, any amendments thereto, and any other equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims to enforce the Executive’s rights or obligations under, or with respect to, (i) Section 5(b) or Section 7 of the Agreement, or (ii) any indemnification provisions in the charter, by-laws or similar organizational documents of the Company or its subsidiaries of which Executive is a director or officer, or any directors and officers’ liability insurance policy thereof.

Section 2.                                            Waiver.  Notwithstanding the generality of Section 1 above, the Released Claims include, without limitation: (i) any and all claims relating to base salary or bonus payments or benefits pursuant to the Agreement, other than those payments and benefits specifically provided for in Section 7 of the Agreement; (ii) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment and Housing Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

THIS MEANS THAT, BY SIGNING THIS GENERAL RELEASE, THE EXECUTIVE WILL HAVE WAIVED ANY RIGHT THE EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS GENERAL RELEASE.

Section 3.                                            The Executive’s Representations and Warranties

The Executive represents that he has read carefully and fully understands the terms of this General Release, and that the Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this General Release.  The Executive acknowledges and agrees that he is executing this General Release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 7 of the Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the General Release.  The Executive further acknowledges, understands, and agrees that his employment with the Company has terminated.  The Executive acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this General Release and that the Age Discrimination in Employment Act gives him the right to revoke this General Release within seven (7) days after it is signed, and the Executive understands that he will not receive any payments under the Separation Agreement until such seven (7) day revocation period has passed and then, only if he has not revoked this General Release.  To the extent the Executive has executed this General Release within less than twenty-one (21) days after its delivery to him, the Executive hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.

[Rest of page intentionally left blank]

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This General Release is final and binding and may not be changed or modified, except by written agreement by both of the Company and The Executive.

/s/ Joseph R. Wright, Jr.
Joseph R. Wright, Jr.

Date:	August 20, 2004

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